UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2009

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34388	36-3316412
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 713-2100

None

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting (the “Board Meeting”) of the Board of Directors (the “Board”) of Kensey Nash Corporation (the “Company”) on November 2, 2009, upon the recommendation of the Company’s Corporate Governance and Nominating Committee (the “Nominating Committee”), the Board approved, effective immediately prior to the election of directors at the Company’s 2009 annual meeting of stockholders (the “Annual Meeting”), which is scheduled to be held on December 9, 2009, the reassignment of Walter R. Maupay, Jr. and Harold N. Chefitz to classes of the Board different from their current classes (the “Reassignment”). Specifically: (1) Mr. Maupay, who currently serves as a member of the class of directors with a term expiring at the 2011 annual meeting of stockholders, is being moved into the class of directors being elected at the Annual Meeting; and (2) Mr. Chefitz, whose term expires at the Annual Meeting, is being appointed to fill a vacancy in the class of directors with a term expiring at the 2010 annual meeting of stockholders. In connection with the Reassignment, the Nominating Committee considered the current composition of the Board, the skills, experience and other qualifications of the Company’s current directors and the interplay of each director’s expertise and experience in light of the expertise and experience of the other members of the Board.

In connection with the Committee’s recommendation, and for the sole purpose of effectuating the Reassignment, Mr. Maupay delivered his resignation from the Board, effective immediately prior to the election of directors at the 2009 Annual Meeting. At the Board Meeting, the Board nominated Mr. Maupay for re-election at the Annual Meeting, to serve for a term of office expiring at the Company’s 2012 annual meeting of stockholders and until his successor is duly elected and qualified, or upon his earlier resignation or removal. Accordingly, given that Mr. Maupay’s resignation from the Board is effective immediately prior to the election of directors at the Annual Meeting and that Mr. Maupay is expected to be re-elected to the Board at the Annual Meeting, the Company expects that Mr. Maupay’s service on the Board will continue uninterrupted.

Further, to effect the Reassignment, Mr. Chefitz, rather than being nominated for re-election at the Annual Meeting, was appointed to fill a vacancy in the class of directors with a term of office expiring at the Company’s 2010 annual meeting of stockholders, effective at the time of the Annual Meeting. Currently Mr. Chefitz serves, and after giving effect to the Reassignment is expected to continue to serve, as a member of each of the Audit Committee and the Compensation Committee of the Board.

Additionally, Mr. Steven J. Lee, currently a member of the Board and each of the Audit Committee and the Compensation Committee of the Board, has decided to retire from the Board at the end of his current term, which expires at the Annual Meeting. As a result, Mr. Lee requested that he not be nominated for re-election to the Board at the Annual Meeting. Mr. Lee will continue to serve as a member of the Board and each of the Audit Committee and Compensation Committee until the Annual Meeting. Mr. Lee’s decision to retire from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Lee’s service on the Board, Mr. Lee was issued 6,490 shares of restricted common stock of the Company issued by the Company to Mr. Lee on December 10, 2008, 2,164 shares of which would have vested on December 10, 2009, one day following the date of the Annual Meeting. In connection with Mr. Lee’s retirement from the Board, given that Mr. Lee will have served on the Board for his full term, including the entire period from the 2008 annual meeting of stockholders until the Annual Meeting, the Board determined that it is appropriate to vest these 2,164 shares of restricted common stock that would have vested one day following the Annual Meeting, and therefore these shares will no longer be subject to forfeiture. The remaining unvested shares of restricted stock of the Company previously issued by the Company to Mr. Lee will be forfeited back to the Company and will be cancelled. In addition, the Board agreed that all of the vested stock options held by Mr. Lee as of the date of the Annual Meeting will remain exercisable for a period of one-year following the date of the Annual Meeting.

After the Annual Meeting, giving effect to the Reassignment and the anticipated re-election of Messrs. Kaufmann and Maupay, the Board will consist of six directors, divided into three classes, each with two members, as follows:

Director	Date Term Expires Prior to Annual Meeting	Date Term To Expire After Annual Meeting
Joseph W. Kaufmann	2009	2012
Walter R. Maupay, Jr.	2011	2012
Steven J. Lee	2009	—
Harold N. Chefitz	2009	2010
Robert J. Bobb	2010	2010
Douglas G. Evans, P.E.	2011	2011
C. McCollister Evarts, M.D.	2011	2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

	By:	/S/ MICHAEL CELANO
	Name:	Michael Celano
	Its:	Chief Financial Officer
Dated: November 4, 2009

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